Exhibit 99.1

INVESTOR CONTACT:	Lois Lee
loislee@invacare.com
440-329-6435

INVACARE REPORTS RESULTS FOR THIRD QUARTER 2022

Updates strategic priorities with the discontinuation of the production of respiratory products
Anticipates sequential improvement in revenues and profitability in 4Q22

ELYRIA, Ohio - (November 7, 2022) - Invacare Corporation (NYSE: IVC) ("Invacare" or the "company") today reported results for the quarter ended September 30, 2022.

Executive Summary

Reflecting on the quarter and the company's progress against its transformation program, Geoffrey Purtill, interim president and chief executive officer, said "We remain committed to taking necessary and decisive action to increase shareholder value. After carefully evaluating our strategic options, we have determined that the lifestyle and mobility & seating categories are core to improving Invacare's growth and profitability. As a result, we are discontinuing the production of respiratory products. This will allow us to further streamline our operations and, we expect, to improve profitability by focusing resources on lifestyle and mobility & seating products, which continue to experience strong demand. We will also continue to take a hard look at every aspect of our business, leaving no stone unturned as we position Invacare for the future.

Turning to our 3Q22 results, while demand for lifestyle and mobility & seating products remained resilient, results were impacted by supply chain challenges and component shortages due to supplier delivery holds which limited our ability to manufacture products and fulfill existing orders within the quarter. Looking ahead to 4Q22, we anticipate that the incremental financing received in October will enable us to further improve output and convert open orders into sales more efficiently. As we progress through 4Q22, we have already seen positive trends and expect to deliver sequential growth in net sales and Adjusted EBITDA next quarter.

In conclusion, we continue to accelerate the execution of our multi-faceted transformation plan which I am cautiously optimistic will generate a return to profitability and enhance long-term shareholder value. We look forward to providing updates on additional strategic actions as they are determined."

Transformation Plan Update

As part of its ongoing transformation and updated strategic priorities, the company has determined that the lifestyle and mobility & seating categories are core to restoring its growth and profitability. The decision to discontinue production of respiratory products is expected to simplify operations and improve profitability by enabling the company to focus resources on its core business. As a result of this decision, the company recorded a restructuring charge of $8.7 million in 3Q22 to value inventory on hand at its net realizable value, impacting gross margins by 510 basis points. This charge was recorded primarily in the North America and Europe reporting segments.

The company expects to discontinue the production of respiratory products in 4Q22 and to fulfill existing customer orders with inventory on hand. The company will continue to operate its respiratory parts and service business and honor its respiratory-related warranty and regulatory obligations.

As a result of transformation actions taken in the first half of 2022, the company realized a benefit of $4.1 million in reduced operating costs in 3Q22. However, this was offset by lower net sales and gross profit, as well as the unfavorable impact from foreign exchange.

The company has identified additional opportunities to drive growth and profitability in 2023 and beyond. These options include product line rationalization, footprint optimization, supply chain simplification, organization rightsizing, and liquidity enhancements.

Key Metrics (3Q22* versus 3Q21)
•Reported net sales were $170.4 million, a decrease of 24.0% and constant currency net sales(a) decreased 16.9%.
•Gross margin was 18.4%, a decrease of 850 basis points, including 510 basis points of decline related to the write-down of respiratory inventory as a result of the decision to discontinue production of respiratory products.
•SG&A expense decreased 1.4% to $55.4 million, and constant currency SG&A(b) increased 4.5%.
•Operating loss was $33.4 million compared to a loss of $24.8 million.
•Adjusted EBITDA(c) loss was $11.8 million, compared to positive $8.0 million.
•Free cash flow(d) usage was $20.5 million compared to usage of $6.1 million.

* Date format is quarter and year in each instance

Commenting on the company's financial results, Kathy Leneghan, senior vice president and chief financial officer stated, "As anticipated, the company utilized the proceeds from financing transactions completed in 3Q22 to help unlock the supply chain and accelerate our transformation initiatives. We expect to see a sequential improvement in Adjusted EBITDA as we begin to more efficiently convert open orders into sales. We are optimistic that our transformation plan will drive continued improvement in profitability and free cash flow, and as always, we continue to assess opportunities to further enhance liquidity."

3Q22 Segment Results versus 3Q21

(in millions USD)	Net Sales				Operating Loss
	3Q22	3Q21	Reported % Change	Constant Currency % Change	3Q22	3Q21	% Change
Europe	$97.5	$127.0	(23.3)%	(11.5)%	$(2.6)	$9.6	(127.1)%
North America	65.3	88.1	(25.8)	(25.6)	(15.0)	(1.5)	(885.4)
All Other	7.6	9.1	(16.6)	(7.8)	(6.4)	(3.9)	(65.7)

At a segment level, reported net sales in Europe declined due to unfavorable foreign exchange and lower volumes across all main product categories primarily due to supply chain challenges, including components shortages due to supplier delivery holds. In North America, revenues declined in all product categories but most significantly in respiratory products. Net sales in the Asia Pacific region, reported in All Other, declined as growth in mobility & seating was more than offset by lower sales of respiratory and lifestyle products.

Gross margin was negatively impacted by the write-down of respiratory inventory of $8.7 million, or 510 basis points. Excluding this charge, gross margin declined by 340 basis points due to unfavorable operational variances attributable to lower volumes and intermittent production stoppages, higher input costs, and unfavorable foreign exchange partially offset by the benefit of pricing actions. Gross profit dollars were impacted by the same factors, in addition to lower net sales and unfavorable foreign currency translation of $3.7 million.

SG&A expenses on a constant currency basis increased as a result of higher IT costs. 3Q22 included $2.7 million of IT costs classified as operating expense as a result of the pause in ERP roll-out, similar to the first half of 2022, as the company continues to focus on restructuring actions. Previously, these IT costs were classified as capital expenditures and were included in All Other.

In 3Q22, the company incurred $8.4 million of restructuring expense related to severance and other costs as compared to $0.4 million in 3Q21.

As a result of the financing transactions completed in 3Q22, the company recognized a net gain on debt extinguishment of $6.4 million related to the partial retirement of 2024 and 2026 convertible notes, and net gain on convertible debt derivatives of $1.0 million related to the issuance of secured 2026 convertible notes.

Fourth Quarter 2022 Update

The company has begun to realize the benefit of improved access to key materials and components as a result of the increased financial flexibility from the financing transactions completed in 3Q22. On a consolidated basis, the company expects to see sequential constant currency net sales growth in 4Q22. Adjusted EBITDA is also anticipated to improve sequentially driven by revenue growth, higher gross profit attributable to the increased effectiveness of pricing actions, improved operational efficiencies, and restructuring benefits partially offset by continued higher input costs, and unfavorable foreign exchange. Through the first two months of 4Q22, Europe is on pace to deliver sequential constant currency net sales improvement and positive Adjusted EBITDA for the quarter. The company anticipates it will incur additional restructuring charges for North America in 4Q22 as it focuses on improving the profitability of this segment for the long-term.

The company continues to experience strong demand and orders for its lifestyle and mobility & seating products. Open orders related to lifestyle and mobility & seating products were $80.5 million at the end of 3Q22 as compared to $60.5 million at the end of 2021. Open orders remain elevated due to global component shortages, primarily electronic components and other key input materials, supply chain challenges, and supplier delivery holds.

The company continues to focus on executing its transformation plan to drive revenue growth and deliver significant improvement in financial performance to enhance long-term shareholder value.

Conference Call and Webcast

As previously announced, the company will provide a conference call and webcast for investors and other interested parties to review its third quarter 2022 financial results on Tuesday, November 8, 2022 at 8:30 AM ET. Those wishing to participate via webcast can access the event at https://events.q4inc.com/attendee/918973030. Those wishing to participate via telephone can dial 844-200-6205, or for international callers 929-526-1599, and enter Conference ID 542322. A copy of the webcast slide deck will be posted to https://global.invacare.com/investor-relations prior to the webcast and an achieve will be posted 24 hours after the call. A recording of the conference call can be accessed by dialing 929-458-6194 and entering the Conference ID Code 071740, through November 22, 2022.

About Invacare Corporation

Invacare Corporation (NYSE: IVC) ("Invacare" or the "company") is a leading manufacturer and distributor in its markets for medical equipment used in non-acute care settings. At its core, the company designs, manufactures and distributes medical devices that help people to move, rest, and perform essential hygiene. The company provides clinically complex medical device solutions for congenital (e.g., cerebral palsy, muscular dystrophy, spina bifida), acquired (e.g., stroke, spinal cord injury, traumatic brain injury, post-acute recovery, pressure ulcers) and degenerative (e.g., ALS, multiple sclerosis, elderly, bariatric) ailments. The company's products are important parts of care for people with a wide range of challenges, from those who are active and involved in work or school each day and may need additional mobility, to those who are cared for in residential care settings, at home and in rehabilitation centers. The company sells its products principally to home medical equipment providers with retail and e-commerce channels, residential care operators, distributors, and government health services in North America, Europe, and Asia Pacific. For more information about the company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that describe future outcomes or expectations that are usually identified by words such as “will,” "may," “should,” “could,” “plan,” “intend,” “expect,” “continue,” “forecast,” “believe,” and “anticipate” as well as similar comments, denote forward-looking statement that are subject to inherent uncertainties that are difficult to predict. These include, for example, statements related to the company’s ability to address on-going supply chain challenges and component shortages; sales and free cash flow trends; the impact of contingency plans and cost containment actions; the company’s intention to discontinue the production of respiratory products and focus on lifestyle and mobility & seating products, the company's liquidity and working capital expectations; the company’s future financial results, including expectations as to consolidated and segment revenue, net sales and Adjusted EBITDA in 4Q22; the company's future business plans and similar statements. Actual results and events may differ significantly from those expressed or anticipated as a result of various risks and uncertainties, including the availability and cost to the company of needed products, components or raw materials from the company's suppliers, including delivery delays and production interruptions from pandemic-related supply chain challenges and supplier delivery holds resulting from past due payables; the duration and scope of the COVID-19 pandemic, the pace of resumption of access to healthcare, including clinics and elective care, and loosening of public health restrictions, or any reimposed restrictions on access to healthcare or tightening of public health restrictions, which could impact the demand for the company’s products; global shortages in, or increasing costs for, transportation and logistics services and capacity; actions that governments, businesses and individuals take in response to the pandemic, including mandatory business closures and restrictions on onsite commercial interactions; the impact of the pandemic or political or geopolitical crises, such as the Russian war with Ukraine, and actions taken in response, on global and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth, including negative conditions attributable to inflationary economic conditions and rising interest rates; the effects of steps the company has taken or will take to reduce operating costs; the ability of the company to sustain profitable sales growth, achieve anticipated improvements in segment operating performance, convert high inventory levels to cash or reduce its costs; the ability of the company to successfully improve output and convert open orders into sales; the ability of the company to successfully focus on lifestyle and mobility & seating products; lack of market acceptance of the company's new product innovations; potential adverse effects of revised product pricing and/or product surcharges on revenues or the demand for the company's products; any failure to satisfy the continued listing standards of the NYSE and delisting of the company’s common shares from the NYSE; circumstances or developments that may make the company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives, in particular the key elements of its growth plans, such as its new product introductions, commercialization plans, additional investments in demonstration equipment, product distribution strategy in Europe, supply chain actions and global information technology outsourcing and ERP implementation activities; possible adverse effects on the company's liquidity, including (i) the company's ability to address future debt maturities or other obligations, including additional debt that may be incurred in the future or (ii) the company's ability to access the remaining portion of the financing under the July and October 2022 financing transactions (as discussed in the notes to the condensed consolidated financial statements) in the event of a failure to satisfy one or more of the applicable closing conditions; increases in interest rates or the costs of borrowing; potential limitations on the company’s business activities from obligations in the company’s debt agreements; adverse changes in government and third-party payor reimbursement levels and practices; decreased availability or increased costs of materials which could increase the company's cost of producing or acquiring the company's products, including the adverse impacts of tariffs and increases in commodity costs or freight costs; consolidation of health care providers; increasing pricing pressures in the markets for the company's products; risks of failures in, or disruptions to, legacy IT systems; risks of cybersecurity attack, data breach or data loss and/or delays in or inability to recover or restore data and IT systems; adverse effects of the company's consent decree of injunction with the U.S. Food and Drug Administration (FDA), including but not limited to, compliance costs, inability to rebuild negatively impacted customer relationships, unabsorbed capacity utilization, including fixed costs and overhead; any circumstances or developments that might adversely impact the third-party expert auditor's required audits of the company's quality systems at the facilities impacted by the consent decree, including any possible failure to comply with the consent decree or FDA regulations or the inability to adequately address the matters identified to us by the FDA; regulatory proceedings or the company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the company's products or operations in the United States or abroad; adverse effects of regulatory or governmental inspections of the company's facilities at any time and governmental enforcement actions; product liability or warranty claims; product recalls, including more extensive warranty or recall experience than expected; possible adverse effects of being leveraged, including interest rate or event of default risks; exchange rate fluctuations, particularly in light of the relative importance of the company's foreign operations to its overall financial performance; legal actions, including adverse judgments or settlements of litigation or claims in excess of available insurance limits; tax rate fluctuations; additional tax expense or additional tax exposures, which could affect the company's future profitability and cash flow; uncollectible accounts receivable; risks inherent in managing and operating businesses in many different foreign jurisdictions; heightened vulnerability to a hostile takeover attempt or other shareholder activism; provisions of Ohio law or in the company's debt agreements, charter documents or other agreements that may prevent or delay a change in control, and those other risks and uncertainties expressed in the cautionary statements and risk factors in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. The company may not be able to predict and may have little or no control over many factors or events that may influence its future results and, except to the extent required by law, the company does not undertake and specifically declines any obligation to review or update any forward-looking statements or publicly announce the results of any revisions to any such statements to reflect future events or developments or otherwise.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) - (UNAUDITED)

(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2022	2021	2022	2021
Net sales	$170,408	$224,200	$560,413	$646,266
Cost of products sold	139,029	163,890	433,323	470,500
Gross Profit	31,379	60,310	127,090	175,766
Selling, general and administrative expenses	55,365	56,135	174,552	178,721
Charges related to restructuring activities	8,440	377	16,383	2,476
Impairment of an intangible asset	1,012	—	1,012	—
Impairment of goodwill	—	28,564	—	28,564
Operating Loss	(33,438)	(24,766)	(64,857)	(33,995)
Net gain on convertible debt derivatives	(950)	—	(950)	—
Net gain on debt extinguishment	(6,398)	(10,131)	(6,398)	(9,422)
Interest expense - net	7,344	6,284	19,825	18,098
Loss Before Income Taxes	(33,434)	(20,919)	(77,334)	(42,671)
Income tax provision	920	1,840	3,160	4,830
Net Loss	(34,354)	(22,759)	(80,494)	(47,501)

Net Loss per Share—Basic	$(0.92)	$(0.65)	$(2.23)	$(1.36)

Weighted Average Shares Outstanding—Basic	37,537	35,013	36,073	34,826

Net Loss per Share—Assuming Dilution *	$(0.92)	$(0.65)	$(2.23)	$(1.36)

Weighted Average Shares Outstanding—Assuming Dilution	37,680	35,488	36,241	35,371
__________
* Net loss per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA(c)

	Three Months Ended		Nine Months Ended
(In thousands)	September 30		September 30
	2022	2021	2022	2021
Net Loss	$(34,354)	$(22,759)	$(80,494)	$(47,501)
Income tax provision	920	1,840	3,160	4,830
Interest expense - net	7,344	6,284	19,825	18,098
Net gain on debt extinguishment	(6,398)	(10,131)	(6,398)	(9,422)
Net gain on convertible debt derivatives	(950)	—	(950)	—
Operating Loss	(33,438)	(24,766)	(64,857)	(33,995)
Impairment of an intangible asset	1,012	—	1,012	—
Impairment of goodwill	—	28,564	—	28,564
Depreciation and amortization	3,948	4,247	11,796	12,511
EBITDA	(28,478)	8,045	(52,049)	7,080
Charges related to restructuring activities	8,440	377	16,383	2,476
Restructuring related to exit of product lines*	8,651	—	8,651	—
Stock compensation expense (benefit)	(439)	(441)	1,839	5,369
Adjusted EBITDA(c)	$(11,826)	$7,981	$(25,176)	$14,925

__________
"Adjusted EBITDA(c)" is a non-GAAP financial measure, which is defined at the end of this press release.
* Reflected in cost of products sold in the condensed consolidated statements of income (loss).

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENTS (UNAUDITED)

The company operates in two primary business segments: North America and Europe with each selling the company's primary product categories, which includes: lifestyle, mobility and seating and respiratory therapy products. Sales in Asia Pacific, which do not meet the quantitative criteria for determining reportable segments, are reported in All Other and include products similar to those sold in North America and Europe. Intersegment revenue for reportable segments was $8,501,000 and $35,601,000 for the three and nine months ended September 30, 2022 compared to $21,265,000 and $63,661,000 for the three and nine months ended September 30, 2021. The accounting principles applied at the operating segment level are generally the same as those applied at the consolidated financial statement level. Intersegment sales are eliminated in consolidation.

The information by segment is as follows:

	Three Months Ended			Nine Months Ended
(In thousands)	September 30			September 30
	2022	2021	Change	2022	2021	Change
Revenues from external customers
Europe	$97,487	$127,026	$(29,539)	$328,334	$361,097	$(32,763)
North America	65,314	88,054	(22,740)	209,351	260,275	(50,924)
All Other (sales in Asia Pacific)	7,607	9,120	(1,513)	22,728	24,894	(2,166)
Consolidated	$170,408	$224,200	$(53,792)	$560,413	$646,266	$(85,853)

Operating income (loss)
Europe	$(2,588)	$9,554	$(12,142)	$4,126	$18,378	$(14,252)
North America	(15,007)	(1,523)	(13,484)	(29,607)	(2,308)	(27,299)
All Other	(6,391)	(3,856)	(2,535)	(21,981)	(19,025)	(2,956)
Charges related to restructuring activities	(8,440)	(377)	(8,063)	(16,383)	(2,476)	(13,907)
Impairment of an intangible asset	(1,012)	—	(1,012)	(1,012)	—	(1,012)
Impairment of goodwill	—	(28,564)	28,564	—	(28,564)	28,564
Consolidated operating loss	(33,438)	(24,766)	(8,672)	(64,857)	(33,995)	(30,862)
Net gain on convertible debt derivatives	950	—	950	950	—	950
Net gain on debt extinguishment	6,398	10,131	(3,733)	6,398	9,422	(3,024)
Net interest expense	(7,344)	(6,284)	(1,060)	(19,825)	(18,098)	(1,727)
Loss before income taxes	$(33,434)	$(20,919)	$(12,515)	$(77,334)	$(42,671)	$(34,663)

__________
“All Other” consists of operating income (loss) associated with the company's businesses in the Asia Pacific region and unallocated corporate selling, general and administrative ("SG&A") expenses and intersegment eliminations, which do not meet the quantitative criteria for determining reportable segments.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENT NET SALES (UNAUDITED)

The following tables provide net sales changes by segment as reported and as adjusted to exclude the impact of foreign exchange translation (constant currency net sales(a)) for the periods referenced below. The current year constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change.

Three months ended September 30, 2022 compared to September 30, 2021:

	Reported	Foreign Exchange Translation Impact	Constant Currency
Europe	(23.3)%	(11.8)%	(11.5)%
North America	(25.8)	(0.2)	(25.6)
All Other (sales in Asia Pacific)	(16.6)	(8.8)	(7.8)
Consolidated	(24.0)%	(7.1)%	(16.9)%

Nine months ended September 30, 2022 compared to September 30, 2021:

	Reported	Foreign Exchange Translation Impact	Constant Currency
Europe	(9.1)%	(9.5)%	0.4%
North America	(19.6)	(0.2)	(19.4)
All Other (sales in Asia Pacific)	(8.7)	(7.7)	(1.0)
Consolidated	(13.3)%	(5.7)%	(7.6)%

__________
"Constant currency net sales(a)" is a non-GAAP financial measure, which is defined at the end of this press release.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
(In thousands)	September 30, 2022	December 31, 2021
Assets
Current Assets
Cash and cash equivalents	$45,439	$83,745
Trade receivables, net	80,105	117,115
Installment receivables, net	255	218
Inventories, net	120,687	144,274
Other current assets	48,338	40,036
Total Current Assets	294,824	385,388
Other Assets	5,330	5,362
Intangibles, net	23,390	26,356
Property and Equipment, net	53,244	60,921
Finance Lease Assets, net	56,083	63,029
Operating Lease Assets, net	9,980	12,600
Goodwill	314,755	355,875
Total Assets	$757,606	$909,531
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$95,973	$130,036
Accrued expenses	116,330	102,971
Current taxes payable	2,136	3,914
Current portion of long-term debt	2,150	3,107
Current portion of finance lease obligations	3,031	3,009
Current portion of operating lease obligations	3,062	4,217
Total Current Liabilities	222,682	247,254
Long-Term Debt	333,129	305,022
Long-Term Obligations - Finance Leases	57,511	63,736
Long-Term Obligations - Operating Leases	6,865	8,234
Other Long-Term Obligations	56,374	66,796
Shareholders’ Equity	81,045	218,489
Total Liabilities and Shareholders’ Equity	$757,606	$909,531

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH PROVIDED (USED) BY
OPERATING ACTIVITIES TO FREE CASH FLOW(d)

	Three Months Ended		Nine Months Ended
(In thousands)	September 30		September 30
	2022	2021	2022	2021
Net cash used by operating activities	$(19,932)	$(775)	$(46,874)	$(36,825)
Plus:
Sales of property and equipment	—	—	5	23
Less:
Purchases of property and equipment	(538)	(5,350)	(3,302)	(14,397)
Free Cash Flow(d) (usage)	$(20,470)	$(6,125)	$(50,171)	$(51,199)

__________
"Free Cash Flow(d) is a non-GAAP financial measure, which is defined at the end of this press release.

Definitions of Non-GAAP Financial Measures
(a) "Constant currency net sales" is a non-GAAP financial measure, which is defined as net sales excluding the impact of foreign currency translation. The current year's functional constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change. The "Business Segments Net Sales" table accompanying this press release compares net sales as reported and net sales excluding the effects of foreign exchange translation by segment and for the consolidated company for the three and nine months ended September 30, 2022 and September 30, 2021, respectively. The company believes that this financial measure provides meaningful information for evaluating the core operating performance of the company. This financial measure is reconciled to the related GAAP financial measures in the "Business Segment Net Sales" table included in this press release.
(b) "Constant Currency SG&A" is a non-GAAP financial measure, which is defined as selling, general and administrative ("SG&A") expense excluding the impact of foreign currency translation. The current period's functional constant currency SG&A expenses are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's SG&A expenses to calculate the constant currency SG&A expenses change.
(c) "Adjusted EBITDA" is a non-GAAP financial measure, which is defined as earnings before interest, taxes, depreciation and amortization and calculated as net loss plus: income taxes, interest expense-net, net gain or loss on convertible debt derivatives, net gain or loss on debt extinguishment including debt finance charges and fees, asset write-downs related to intangible assets, impairment of goodwill, net gain or loss on sale of business, and depreciation and amortization, as further adjusted to exclude charges related to exit of product lines, charges related to restructuring activities, and stock compensation expense. It should be noted that the company's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and financial analysts calculate Adjusted EBITDA in the same manner. The company believes that this financial measure provides meaningful information which is used by financial analysts and others in the company's industry to evaluate the performance of the company. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Income (Loss) to Adjusted EBITDA” table included in this press release.
(d) "Free cash flow" is a non-GAAP financial measure, which is defined as net cash provided (used) by operating activities less purchases of property and equipment plus proceeds from sales of property and equipment. The company believes that this financial measure provides meaningful information for evaluating the overall financial performance of the company and its ability to repay debt or make future investments. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation from Net Cash Provided (Used) by Operating Activities to Free Cash Flow” table included in this press release.